Preferred Equity Offering Nasdaq Capital Market: MBIN March 2019 Free Writing Prospectus Dated March 15, 2019 Filed Pursuant to Rule 433 Registration No. 333-228721

Disclaimers Merchants Bancorp (the “Company” or the “Holding Company”) is conducting an offering of shares of the Company’s Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock. This presentation may contain “forward-looking statements” within the meaning of meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “will likely result,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “annualized,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Forward-looking statements speak only as of the date they are made and are inherently subject to uncertainties and changes in circumstances, including those described under the heading “Risk Factors” in the Company’s latest Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. This presentation is not an offer to sell securities, nor is it a solicitation of an offer to buy securities in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication there has been no change in the affairs of the Company after the date hereof. This presentation includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys. Although we believe this industry and market data is reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be inaccurate because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of our performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of our ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of the non-GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix to this presentation. The Company has filed a registration statement (including a prospectus) and a preliminary prospectus (which is subject to completion) with the SEC for the offering of shares of Preferred Stock to which this communication relates. Before you invest in the shares of Preferred Stock, you should read the prospectus in that registration statement, the preliminary prospectus supplement, the final prospectus supplement (when available) and the other documents the Company has filed with the SEC for more complete information about the Company and the offering of shares of Preferred Stock. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and preliminary prospectus supplement by contacting: Sandler O'Neill & Partners, L.P., Attn: Syndicate, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Tel: 1-866-805-4128 or Email: syndicate@sandleroneill.com

3 Terms of Perpetual Preferred Equity Offering

EXPERIENCED EXECUTIVE MANAGEMENT MICHAEL PETRIE Chairman & CEO 40 Years in Industry 28 Years with Company RANDALL ROGERS Vice Chairman 49 Years in Industry 28 Years with Company MICHAEL DUNLAP President and Director 26 Years in Industry 9 Years with Company SCOTT EVANS President/Co-COO MBI 29 Years in Industry 14 Years with Company MICHAEL DURY President, Merchants Capital 11 Years in Industry 11 Years with Company SUSAN DEHNER KUCER President, Indianapolis Market 36 Years in Industry 3 Years with Company JOHN MACKE Chief Financial Officer 26 Years in Industry 2 Years with Company JERRY F. KOORS President, Merchants Mortgage 27 Years in Industry 5 Years with Company

Financial Highlights 5 Cash and Securities includes cash and cash equivalents, securities purchased under agreements to resell, trading securities, available for sale securities, and FHLB stock. Loans include loans held for sale. These are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” in the Appendix. Excludes unvested shares associated with long term incentive compensation; data as of December 31, 2018. Financial Highlights as of December 31, Balance Sheet (Dollars in thousands) 2017 2018 Total Assets $3,393,133 $3,884,163 Cash and Securities ¹ $923,309 $845,863 Total Loans, net ² $2,361,668 $2,877,878 Total Deposits $2,943,561 $3,231,086 Total Equity $367,474 $421,237 Tangible Equity / Tangible Assets ³ 10.69% 10.36% Asset Quality NPLs / Total Loans ² 0.23% 0.12% Allowance / Total Loans ² 0.60% 0.62% Net Charge-offs (Recoveries) / Avg. Loans ² 0.02% 0.01% Profitability ROAA 1.84% 1.71% ROATCE ³ 25.14% 17.23% Noninterest Income / Net Revenue 42.6% 36.7% Efficiency Ratio ³ 30.3% 36.5% Net Interest Margin 2.32% 2.54% Yield on Loans ² 4.17% 4.72% Cost of Deposits 0.76% 1.33% Directors and Executive Officers as a group own 43% of Merchants Bancorp4

Recent Company Awards/Accolades 6 #1 PERFORMING BANK IN INDIANA, #17 NATIONALLY Recognized as the #1 Performing Bank in Indiana for three consecutive years by S&P Global Market Intelligence, #17 Nationally. Rankings for banks with $1B to $10B in assets. RAYMOND JAMES COMMUNITY BANKERS CUP In March 2018, Merchants Bank was awarded the 2017 Community Bankers Cup, rewarding community banks that build long-term shareholder value. IBJ FAST 25 RECIPIENT In 2017, the Indianapolis Business Journal (IBJ) ranked Merchants Bank as the 21st fastest growing company in the Indianapolis area with 70% revenue growth from fiscal year 2014 through 2017. “BEST PLACES TO WORK” RECOGNITION For four consecutive years, Merchants Bank has proudly been named one of the Best Places to Work in Indiana by the Indiana Chamber of Commerce’s Best Places to Work Program.

Who We Are and What We Do 7 Net revenues equal to net interest income plus noninterest income, less provision for loan losses for the year ended December 31, 2018. Three principal business lines offer a balanced and diverse revenue stream that lessens earnings volatility through various economic, credit and interest rate cycles: 1 2 3 Multi-Family Mortgage Banking – 34% of net revenues¹ Lender to developers of multi-family residential and healthcare properties specializing in FHA, FNMA, and FHLMC permanent loan products Mortgage Warehousing – 26% of net revenues¹ Warehouse and commercial lender to independent mortgage banks Service custodial deposit relationships Banking – 37% of net revenues¹ Traditional community banking in Indiana and Illinois Holds multi-family loans in portfolio

Multi-Family Mortgage Banking 34% Net Revenue Contribution in 2018 Merchants Capital is engaged in multi-family mortgage banking, specializing in originating and servicing loans for rental housing and healthcare facility financing Differentiated focus on the affordable and workforce housing niche, not luxury housing Originates FHA, Fannie Mae, and Freddie Mac Affordable loans that are sold as mortgage backed securities within approximately 30 days of origination. The loans are sold and servicing rights are retained allowing for gain on sale income plus servicing fees over the life of the loan Other originations include bridge and construction financing that are referred to the Banking segment, which ultimately converts to permanent agency loans and future gain on sale Expanded capital base has allowed for growth of bridge and construction loan portfolio Because of its focus on credit quality and strict underwriting, since 1990, Merchants has had only one FHA loan claim Also facilitates strong conversion rate of bridge and construction loans to permanent agency mortgages Merchants Capital originated and acquired $1.7B in 2017 and $2.6B in 2018 As of December 31, 2018, Merchants Capital servicing portfolio for banks and investors was $10B, including $1.1B for Merchants Bank 8

Merchants Bank saw an opportunity to start its warehouse lending business in 2009 and has grown to fund $23.4B in 2018 Offer both warehouse lines of credit and participation agreements at the loan level based off note rate Lines of credit collateralized by mortgage servicing rights lead to growth opportunities in loans and corporate and custodial deposits Match-funded with customers’ custodial deposits Merchants Bank builds credit risk management throughout its warehouse lending process and has had minimal credit losses since inception Warehouse Plus model has been replicated to provide a return to shareholders using mortgage banker’s capital Innovative e-Note platform is in operation today at the beginning of industry adoption curve Allows a fully electronic mortgage to turn quickly and generate higher ROE Acquired NattyMac platform on December 31, 2018 Sales strategy initiated post-IPO, increasing market share 9 Mortgage Warehousing 26% of Net Revenue Contribution in 2018

MBI-Indianapolis serves the Indianapolis market as a community bank and provides funding arrangements for the multi-family mortgage banking segment. It also generates SBA and C&I loans Holds loans comprised of multi-family construction and bridge loans referred by Merchants Capital, C&I loans, SBA loans, residential mortgage loans and consumer loans. Participations are used as a source of liquidity. Expanded lending limit from new capital allows Merchants to compete for larger local clients Additional capital will allow MBI to retain assets currently sold off in participation agreements MBI-Lynn is located in East Central Indiana and primarily provides agricultural loans within its market area. Low credit risk profile has resulted in less than $25,000 in credit losses in our agricultural loan portfolio since December 31, 2002 MBI-Lynn is the warehouse lender for Merchants Capital permanent agency loans FSA guarantee is used to mitigate credit risk on agricultural loans Merchants Mortgage is a full service retail and correspondent single-family mortgage origination and servicing platform that was started in February 2013 Offers agency eligible and jumbo fixed and hybrid adjustable rate mortgages for purchase or refinancing Company is staffed for growth and received agency approvals (FNMA, FHLMC, FHA, USDA) in 2017 Expanded capital base will allow correspondent channel to grow in coordination with warehouse lending Merchants Bancorp acquired Farmers-Merchants Bank of Illinois (formerly Joy State Bank) on January 1, 2018, and Farmers-Merchants National Bank of Paxton on October 1, 2018 (by merging with and into Joy State Bank). These acquisitions will expand the Company’s footprint into Illinois Operates under a separate charter and provides access to the Federal Home Loan Bank of Chicago and affordable lending programs Banking 37% of Net Revenue Contribution in 2018 10

Balanced Business Model 11 Balance of Net Revenue(1) ($MM) Balance of Net Income ($MM) Net revenues equal to net interest income plus noninterest income, less provision for loan losses. This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix. Note: Sum of the individual segments will not equal total because they are not inclusive of “Other” segment.

12 Balance of Net Revenue(1) ($MM) Net revenues equal to net interest income plus noninterest income, less provision for loan losses. This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix. Note: Financial information as of December 31, 2018. 2018 Balance of Net Revenue(1) ($MM) Net Interest Income After Provision CAGR: 30.5% Noninterest Income CAGR: 25.1% Diversified Revenue Base Noninterest Income Drives Superior Returns

Loan Portfolio 13 Note: Financial information as of or for the year ended December 31, 2018. Loans are predominantly agency eligible with variable rates or short maturities Approximately 83% of Merchants Bank’s assets reprice in 90 days or less Nonperforming loans to total loans held for investment consistently below 0.25% over the past five years

Funding Overview 14 Deposit Mix¹ Funding Sources Expand custodial escrow relationships In the fourth quarter of 2018, $1.1 B average warehouse deposits funded $1.4 B average loans and trading securities Supplement funding with short duration brokered deposits as needed $988MM of brokered deposits at December 31, 2018 (31% of deposits) FHLB line unused capacity of $624.2MM as of December 31, 2018 with the FHLB Increases with growth in balance sheet Deposit balances and related costs are based on average deposits for the year ended December 31, 2018. Cost of Deposits¹: 1.33% For the Twelve Months Ended December 31, 2018:

Funding Strategy Grow multi-family custodial deposits from Merchants Capital Corp. originations and subservicing relationships Expand custodial escrow relationships from warehouse customers Expand use of reciprocal deposits with FDIC insurance Low cost platform allows for highly competitive deposit rates offered in footprint and online Deposit campaigns running for recent acquisitions Seek additional acquisitions with low loan to deposit ratios 15

Net Charge-Offs (Recoveries) / Average Loans Reserves / Loans Held For Investment Highly Disciplined Credit Culture Nonperforming Loans / Total Assets Nonperforming Loans / Loans Held For Investment 16 ALLL/NPLs as of 12/31/18: 527%

Net Income ($MM) (1) Total Deposits ($MM) Significant Growth Across Various Cycles Total Gross Loans ($MM) Total Assets ($MM) 17 In 2014, for federal income tax purposes, Merchants converted from a Subchapter S corporation to a C corporation. Net income was adjusted for 2014 to reverse the charge Merchants recorded for the conversion of deferred tax liabilities in connection with the conversion from a Subchapter S to C corporation. This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix.

Efficiency Ratio(2) Net Interest Margin Track Record of Strong Profitability Pro Forma Return on Average TCE(1) Pro Forma Return on Average Assets(1) 18 In 2014, for federal income tax purposes, Merchants converted from a Subchapter S corporation to a C corporation. Net income was adjusted for 2014 to reverse the charge Merchants recorded for the conversion of deferred tax liabilities in connection with the conversion from a Subchapter S to C corporation. This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix. The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix.

Pro Forma Capital Ratios 19 These are non-GAAP measures. Please see “Reconciliation of Non-GAAP Measures” in the Appendix. Note: Assumes a $50 million gross offering, no exercise of the underwriters’ option to purchase additional shares, 3.15% gross underwriting fee and 0% risk-weighting on new assets.

Interest Coverage Ratio 20 Historical Preferred Stock Dividends refer to dividends on the Company’s outstanding 8% Non-Cumulative Perpetual Preferred Stock. New Preferred Stock Dividends refer to dividends on the proposed Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock. Assumes a $50 million gross offering and 7.00% dividend rate on the proposed Preferred Stock; all assumptions are for illustrative purposes only.

Investment Highlights Strong profitability driven by an integrated platform and diverse revenue stream History of strong performance ROAA of 1.71% and ROATCE¹ of 17.23% for the year ended December 31, 2018 Diverse earnings model via three primary business lines that each have a history of profitability and growth, including through periods of overall market decline Experienced management team with a long-term track record of performance and industry involvement Management has an average of 30+ years of experience in financial services Five members of the management team have been with the Company for 10+ years Strong credit culture originating lower risk assets as evidenced by low loan loss experience Diverse and stable source of revenue from primary business lines within mortgage banking business are complementary Single and multi-family businesses provide a natural hedge to mortgage banking business Originating loans and mortgage servicing businesses provide a natural hedge against interest rates The volume of multi-family loans originated and acquired for sale in the secondary market increased 34% during the year ended December 31, 2018, as compared to the prior year Customers benefit from Merchants being a one-stop-shop with attractive products and services to meet multiple, unique needs Stable source of funds driven by synergies between operating segments Cost of total deposits of 1.33% for the year ended December 31, 2018 Mortgage custodial deposits will grow with the multi-family servicing portfolio, which will, in turn, increase net interest margin in the securities portfolio Community banking structure and specialty lending businesses complement one another and create operating and revenue synergies 21 This is a non-GAAP measure. Please see “Reconciliation of Non-GAAP Measures” in the Appendix.

Appendix

Single-Family Participations and Warehouse Financing Arrangement since April 2018 Acquires, Holds, and Liquidates Potential Bank Foreclosures No assets to date Organizational Structure 23 MERCHANTS BANCORP FARMERS-MERCHANTS BANK OF ILLINOIS 100% OWNERSHIP MERCHANTS BANK OF INDIANA 100% OWNERSHIP Loan Participation and Warehouse Financing Single-Family Mortgage Banking Multi-Family and Healthcare Financing Agriculture Lending Commercial and SBA WAREHOUSE PLUS NATTYMAC FUNDING 100% OWNERSHIP ONE TRUST FUNDING 100% OWNERSHIP ASH REALTY 100% OWNERSHIP MERCHANTS CAPITAL SERVICING 100% OWNERSHIP MERCHANTS CAPITAL 100% OWNERSHIP MBI MIDTOWN WEST 100% OWNERSHIP Multi-Family and Healthcare financing Multi-Family and Single-Family Mortgage Servicing Funding for New Corporate Headquarters (To be completed this summer) Dormant since 12/31/18 Single-Family and Warehouse Financing Arrangement, previously with Home Point Financial

2018 Segment Reporting 24 Merchants Bancorp has three reportable segments: Multi-Family Mortgage Banking Mortgage Warehousing Banking Multi-Family Mortgage Banking: Originates and services predominantly government sponsored mortgages for multi-family and healthcare facilities Mortgage Warehousing: Funds agency eligible residential loans from origination, or purchase, to sale in the secondary market, as well as commercial loans to non-depository financial institutions Banking: Provides a wide range of financial products and services to consumers and businesses, including commercial, commercial real estate, mortgage and other consumer loan products; letters of credit; and various types of deposit products Note: Net revenues equal to net interest income plus noninterest income, less provision for loan losses for the year ended December 31, 2018.

25 Historical Financial Performance 2014 pro forma net income represents the recognition of deferred tax liabilities recorded upon conversion from a Subchapter S corporation to a regular C corporation. Represents basic and diluted earnings per share calculated on pro forma net income. Represents pro forma performance metrics calculated on net income as adjusted for the effects of the deferred tax liabilities recorded in connection with the conversion from Subchapter S to C corporation.

26 Reconciliation of Non-GAAP Measures Represents the recognition of deferred tax liabilities recorded upon conversion from a Subchapter S corporation to a regular C corporation. Tangible assets represents consolidated assets less goodwill and intangibles in each period. The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

27 Reconciliation of Non-GAAP Measures Represents pro forma performance metrics calculated on net income as adjusted for the effects of the deferred tax liabilities recorded in connection with the conversion from Subchapter S to C corporation.

Merchants Bancorp – Selected History 28 PR Mortgage is founded by Michael Petrie and Randall Rogers in August 1990 1990 Acquisition of Symphony Bancorp in January 2009 ($55M in total assets) 2009 Bank changes name to “Merchants Bank of Indiana” in April 2009 and launches mortgage warehouse business line 2009 Acquisition of the Assets of NattyMac, LLC Acquisition Farmers-Merchants of Paxton ($110M in total assets) Acquisition of Joy State Bank in January 2018 ($43M in total assets) 2018 Acquisition of Greensfork Township State Bank in March 2002 ($7MM in total assets) 2002 Establishment of NattyMac Funding, Inc. 2014 2017 Merchants Bancorp completed $115M IPO in October 2017 Acquisition of RICHMAC Funding, LLC. in August 2017

Executive Summary Three principal business lines of Multi-Family Mortgage Banking, Mortgage Warehousing, and Banking offer insulation through various economic and interest rate cycles Balanced and diverse revenue stream that is expected to reduce earnings volatility Complementary business lines provide referral, operating, and funding synergies ~20% CAGR in Assets, Total Loans, and Deposits since 2014 with better than industry ROA and ROE Low risk assets combined with an efficient cost structure have resulted in better than industry financial performance Experienced management team that averages over 30 years’ experience in financial services has a long-term track record of performance, growth and industry involvement Expanded capital base is expected to allow the Company to execute on multiple growth strategies and pursue strategic acquisitions Founders come from a loan review and workout background and have built both credit and interest rate risk management into the core culture of the Company 29

30 Merchants Capital Multi-Family Mortgage Banking Lend to Developers of Multi-Family Rental Housing and Healthcare Facilities Permanent Loans (Gain on sale) FHA, RHS Fannie, Freddie Servicing is Retained on Balance Sheet of Bank (Servicing fee income) Custodial deposits Originate bridge and construction loans on the bank’s balance sheet (Net interest income) Servicing Portfolio = $10 Billion (including $1.1B for Merchants Bank) Affordable workforce housing niche; Not luxury apartments or condos 2017 Production = $1.7 Billion 2018 Production = $2.6 Billion

Facilities Footprint 31 MCC FMB MBI MCC Mortgage Warehouse Facilities